                                                                    Exhibit 10.2


                               RJR NABISCO, INC.

                          ANNUAL INCENTIVE AWARD PLAN

                           Effective January 1, 1987
                  Amended and Restated Effective January 1, 1997

                               RJR NABISCO, INC.

                          ANNUAL INCENTIVE AWARD PLAN

                           Effective January 1, 1987
                  Amended and Restated Effective January 1, 1997

                                   I N D E X

SECTION                                                       PAGE
-------                                                       -----
 1.   Purpose.........................................          1
 2.   Definitions.....................................          1
 3.   Eligibility.....................................          1
 4.   Performance Objectives..........................          1
 5.   Determination of Target Awards..................          2
 6.   Determination of Cash Awards....................          2
 7.   Issuance of Notes...............................          4
 8.   Valuation and Vesting of Notes..................          5
 9.   Payment of Notes................................          6
10.   Deferral........................................          7
11.   Tax Withholding.................................          9
12.   Adjustments, Amendment or Termination...........          9
13.   Cancellation of Notes...........................         10
14.   Miscellaneous...................................         10
15.   Effective Date..................................         11
Exhibit A: Definitions................................         12

                               RJR NABISCO, INC.

                          ANNUAL INCENTIVE AWARD PLAN

                           Effective January 1, 1987
                  Amended and Restated Effective January 1, 1997

1. PURPOSE

    The RJR Nabisco, Inc. Annual Incentive Award Plan is established to link corporate and business priorities with individual and group performance objectives for the management employees of RJR Nabisco, Inc. and its affiliated companies.

2. DEFINITIONS

    Capitalized terms have the meanings set forth in Exhibit A.

3. ELIGIBILITY

    To be eligible to participate in the Plan and receive an award, an employee must:

    (a) except as otherwise provided in Section 6, be employed by a Company or one of its subsidiaries for at least three months during the year at a salary grade approved for participation in the Plan by the Chief Executive Officer;

    (b) not be a participant in the Sales Incentive Plan or any other bonus plan designated by the Committee; and

    (c) except as otherwise provided herein, be actively employed by a Company or one of its subsidiaries on the last day of the year.

4. PERFORMANCE OBJECTIVES

    (a) Subject to the approval of the Committee, the Chief Executive Officer of each Company will establish specific objectives (the "Financial Objectives") for the Company for each year. Subject to the approval of the Chief Executive Officer of RJRN, the Chief Executive Officers of the Operating Companies may also establish Financial Objectives for some or all of their respective subsidiaries. Financial Objectives may be based on any financial, operational or other criteria.

    (b) Each Participant and the manager to whom the Participant reports (the "Reviewing Manager") will develop specific individual performance objectives (the "Personal Program Objectives") for each year in which Personal Program Objectives determine, in whole or in part, the Participant's Cash Award. The next higher level of management will review the Personal Program Objectives to ensure that they contribute to the Financial Objectives established by the Chief Executive Officer.

    (c) Each of the Financial Objectives and Personal Program Objectives will be weighted for the purpose of determining awards under the Plan. Different weights may be assigned to the objectives for different Participants and Companies. However, the aggregate weights for the Financial Objectives and the Personal Program Objectives will each range from 0 to 100% and together total 100%. If weights are not otherwise assigned for any Company, the Financial Objectives and the Personal Program Objectives for the Company will total 100% and 0%, respectively, and each of the Financial Objectives will have the same weight.

    (d) Financial Objectives and Personal Program Objectives may be reviewed and revised during the year pursuant to the procedures used for their adoption. The Chief Personnel Officer may change the weighting of any objective for any Participant.

5. DETERMINATION OF TARGET AWARDS

    Each Participant's target award for each year equals the product of (a) the Participant's highest annual rate of base salary in effect for three months or more during the year, multiplied by (b) the Participant's highest target award level for which he was eligible for three months or more during the year. Each Participant's target award level is expressed as a percentage of base pay and falls within a range of target award levels set for the Participant's salary grade. The Committee will periodically review and may modify the range of target award levels for each salary grade. Subject to the approval of the Chief Personnel Officer, Reviewing Managers will periodically review and may modify specific target award levels for individual Participants.

6. DETERMINATION OF CASH AWARDS

    (a) Promptly after the end of each year, the Chief Executive Officer of RJRN will review the performance of each Company with the Committee. The Committee will give each Company a rating (a "Financial Rating") for each of its Financial Objectives for the year. If a Company meets or exceeds a Financial Objective, the Committee will award a Financial Rating of 100% for the Financial Objective. Otherwise, the Committee will set the Financial Rating at between 0 and 99%. If the Financial Rating for any Financial Objective is at least 100%, the Chief Executive Officer may establish a discretionary Cash Award pool equal to up to 20% of the aggregate target awards for such Financial Objective, which the Chief Executive Officer may award in his discretion to any or all Participants subject to the Financial Objective. Subject to the approval of the Committee, the Chief Executive Officers of the Operating Companies may give a Financial Rating ranging from 0 to 200% for any Financial Objective .

    (b) The Reviewing Manager will review the performance of each Participant promptly after the end of each year in which Personal Program Objectives determine, in whole or in part, the Participant's Cash Award. The Reviewing Manager will give the Participant a rating (a "Personal Program Rating") for each of his or her Personal Program Objectives for the year, which may range from 0 to 200%.

    (c) The amount of each Cash Award is determined by multiplying the Participant's Financial Ratings and Personal Program Ratings by the respective weights assigned to the corresponding Financial Objectives and Personal Program Objectives pursuant to Section 4(c). The sum of the resulting percentages is then multiplied by the target award for the Participant established pursuant to Section 5. If a Participant is transferred during the year to a position with different Financial Objectives, the Financial Ratings applicable to the Participant will be determined by applying the applicable Financial Ratings on a pro-rata basis, based on the period of employment during the year in each position. Added to the Cash Award will be the amount of the discretionary Cash Award pool, if any, assigned to each Participant as provided under Section 6(a).

    (d) When a Participant becomes eligible to participate in the Plan after the start of the year, the Participant's Cash Award will be prorated for the number of months of eligibility during the year. The prorating will give the Participant a full month's credit for any partial month of eligibility. If a Participant becomes ineligible to participate in the Plan after the start of the year, the Participant's Cash Award will be prorated, based on the number of full or partial months of eligibility during the year. In the event a Participant is on a leave of absence during the year, the Participant's Cash Award may be prorated, based on the number of full or partial months of active employment at the discretion of the Chief Personnel Officer.

    (e) If a Participant's employment is interrupted by the Participant's death, Disability or Retirement at any time during the year, the Participant will receive a Cash Award equal to his or her target award, prorated for the number of full or partial months of employment during the year, as soon as practicable after such, death, Disability or Retirement. The prorating will give the Participant a full month's credit for any partial month of work or short-term disability.

    (f) If a Participant's employment terminates pursuant to an SBC Program at any time during the year, the Participant will receive a Cash Award for the year of termination of active employment equal to the lesser of his or her target award or the actual award determined in accordance with Section 6(c), prorated for the number of full or partial months as an active employee. In addition, the SBC Program may provide the Participant with credit for some or all of the period of salary continuation and, if so, will establish criteria to determine the Financial Ratings and Personal Program Ratings for the Participant during this period. Payment of the resulting Cash Awards, if any, will be governed by the terms of the SBC Program

    (g) After obtaining approval from the Committee and satisfying its requirements, the Companies will pay the Cash Award as soon as practicable after the end of the year (or at such other time as determined by the Committee), except as provided in the event of death, Disability or Retirement pursuant to
Section 6(e).

7. ISSUANCE OF NOTES

    (a) After each year, in which a Company achieves Financial Ratings of 100% for its Financial Objectives, the Committee may award to each Participant Notes with an aggregate Initial Value equal to 20% of the Participant's target Cash Award. If a Company achieves Financial Ratings of 100% for some but not all of its Financial Objectives, the Committee may award Notes to Participants pursuant to the foregoing rules based on the relative weights assigned to each of the Financial Objectives pursuant to
Section 4(c). If a Company does not achieve a Financial Rating of 100% for one or more of its Financial Objectives, the Committee may award Notes to some or all Participants if the Committee determines that the Company has improved its business fundamentals even though it did not attain the Financial Objective, but the number of Notes issued to a Participant may not exceed the number of Notes that would have been issued if the Financial Rating had been 100%. The Financial Ratings and the decision to issue Notes will be determined separately for each Company. The Notes will be issued only to a Participant who is an active employee at the end of the year and will be reduced in proportion to reductions in Cash Awards pursuant to Sections 6(d) and 6(e).

    (b) Each Company may offer each Participant who is actively employed at the end of the year the opportunity to receive additional Notes in lieu of from 5% to 100% of the Participant's Cash Award (the "Discount Note Program"). The number of Notes issued will equal (i) 103% of the Cash Award taken in the form of Notes, divided by (ii) 85% of the value of the Notes on their Grant Date. The 3% increase in clause (i) above applies only to Participants who are eligible to participate in the CIP and accounts for the 3% Company match that each Participant would have received under the CIP if the Participant had not converted the Cash Award into Notes; the 85% figure accounts for the 15% discount offered as an incentive to invest in the performance of the Companies. The Notes issued pursuant to the Discount Note Program will have the same terms and conditions as other Notes issued in the same year, except as otherwise provided herein. The election to convert the Cash Award to Notes will be made at the same time and in the same manner as the election to defer awards pursuant to
Section 10.

    (c) The Committee will determine the Initial Value, Performance Measures, Payment Formulas and other terms and conditions of the Notes.

    (d) The Committee may substitute other awards for the Notes prior to the Grant Date if the Committee believes that the substitution would benefit the Company or the Participant, for example, by providing favorable tax treatment, without significantly increasing the costs of the Plan or otherwise adversely affecting a Company.

8. VALUATION AND VESTING OF NOTES

    (a) The Committee will determine the Payment Value of each annual series of Notes for each Company as of the last day of each year during the Performance Period for the Notes.

    (b) Notes issued pursuant to Section 7(a) do not vest until the end of their Performance Period or, if earlier, the Participant's death, Disability or Retirement. These Notes may vest earlier pursuant to Sections 8(c) and 14(k). Notes issued pursuant to the Discount Note Program are vested when issued.

    (c) If a Participant's employment is involuntarily terminated without Cause, the Participant's unvested Notes will vest in proportion to the ratio of (i) the number of partial or complete months of employment between the Grant Date and the last date of active employment, to (ii) 24. This vesting provision may be modified pursuant to any salary and benefit continuation or similar program. If termination is voluntary or with Cause, unvested Notes are immediately canceled.

9. PAYMENT OF NOTES

    (a) Except as provided in this Section 9, the Companies will pay each Participant an amount equal to the Payment Value of the Participant's Notes as of the end of the applicable Performance Periods. Payment will be made as soon as practicable thereafter.

    (b) Each Participant whose employment terminates prior to the end of the applicable Performance Period will receive payment for vested Notes issued pursuant to Section 7(a) as follows:

    (i) If the termination is due to Retirement, Disability or death, the payment will be in an amount equal to their Payment Value as of the end of the year immediately prior to the year of termination of employment. Payment will be made as soon as practicable.

    (ii) If the termination is involuntary and without cause, the payment will be in an amount equal to their Payment Value as of the end of the year of termination of active employment. Payment will be made as soon as practicable thereafter.

    (c) Each Participant whose employment terminates prior to the end of a Performance Period will receive payment for Notes issued pursuant to the Discount Note Program as follows:

    (i) If the termination is voluntary or for Cause, the payment will be in an amount equal to the lesser of (A) the amount of the Cash Award surrendered by the Participant for the Notes or (B) their Payment Value as of the end of the year of termination, and payment will made as soon as practicable thereafter.

    (ii) If the termination is due to the Participant's death, the payment will be in an amount equal to the Payment Value of the Notes as of the most recently completed year, and payment will be made as soon as practicable.

    (iii) If the termination is for any other reason (including Retirement or Disability), the payment for these Notes will be in an amount equal to their Payment Value as of the end of the year of termination. Payment will be made as soon as practicable thereafter.

    (d) All payments will be in cash and in exchange for the Notes. The cash payment may be deferred pursuant to Section 10. Participants may not obtain payment for the Notes in Common Stock or other Company securities, except as provided in 13 and the Notes do not give Participants any rights as holders of such securities.

10. DEFERRAL

    (a) As of the last day of each year, each Participant who is on a United States payroll may elect to defer payment of the Cash Award and the proceeds of maturing Notes (collectively, the "Awards") for that year. An election to defer will be pursuant to procedures established by the Committee and will be in writing, signed by the Participant and delivered to the Company by December 15 of the year preceding payment. The election will be irrevocable and will specify the percentage of the Awards (from 5% to 100%) which will be paid (i) as soon as practicable after the year in which the Participant's Retirement, Disability or other termination of employment occurs or, if earlier, (ii) in January of any designated future year. If the Participant's employment with the Companies and their subsidiaries terminates before the designated year, the award will be paid as of January of the year following termination. If a Participant is eligible for CIP and elects to defer the proceeds of Cash Awards or Notes issued pursuant to Section 7(a), the Company will contribute an additional 3% to the amount deferred on account of the 3% Company match that the Participant would have received under CIP if the Participant had not deferred the Award.

    (b) Each Participant will specify, on the notice electing deferred payment pursuant to Section 10(a)(i), whether the Award will be deferred by cash credit, Common Stock credit, or a combination of the two. If a Participant elects to defer payment pursuant to Section 10(a)(ii) or fails to choose a mode of deferral, the Participant's deferral will be by means of a cash credit. Cash credits and stock credits will be recorded in accounts established in each Participant's name on the books of the Participant's Company. At the direction of RJRN, any Participants' accounts may be consolidated on the books of RJRN or any of its subsidiaries.

    (i) If the deferral is wholly or partly a cash credit, the Participant's cash credit account will be credited, as of the date(s) that payment of the Awards would otherwise have been made, with the dollar amount of the portion of the Awards deferred by means of a cash credit. In addition, the Participant's cash credit account will be credited as of the last day of each calendar quarter with an interest equivalent in an amount determined by applying to the current balance in the account an interest rate equal to the average prime rate of Morgan Guaranty Trust Company of New York during the preceding quarter. Interest will be credited for the actual number of days in the quarter using a 365-day year.

    (ii) If the deferral is wholly or partly a Common Stock credit, the Participant's Common Stock credit account will be credited, as of the date(s) that payment of the Awards would otherwise have been made, with the Common Stock equivalent of the number of shares of Common Stock (including fractions of a share) that could have been purchased with the portion of the Awards deferred by means of a Common Stock credit at the Closing Price on the date that payment of the Awards would otherwise have been made. As of the date any dividend is paid to shareholders of Common Stock, the Participant's Common Stock credit account will also be credited with an additional Common Stock equivalent equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased at the Closing Price on such date with the dividend paid on the number of shares of Common Stock to which the Participant's
     Common Stock credit account is then equivalent. If dividends are paid in property, the dividend will be deemed to be the fair market value of the property at the time of distribution of the dividend, as determined by the Committee.

    (c) Payment of deferred Awards will be made in a single cash payment as soon as practicable in January of the appropriate year. If and to the extent that the deferral is by means of the Common Stock credit account the value of the payment will be based on the Closing Price of Common Stock on the last trading day of the year prior to payment. Notwithstanding the foregoing, if a Participant elects in writing before December 15 of the year his employment terminates due to Retirement or Disability, payment will be made in substantially equal annual installments (not to exceed ten) commencing on the January following the Retirement or Disability. Notwithstanding any election under Section 10(b) to defer awards by means of a Common Stock credit, the Common Stock credit account of a Participant who elects to receive installment payments will be converted into a cash credit account as of January 1 of the year in which such installment payments commence. Any election by a participant under this Section 10(c) will be irrevocable after December 15 of the year prior to commencement of payment.

    (d) At the one-time election of a Participant made in writing to the Committee, all or any designated portion of the Common Stock credit account may be converted to, and such Participant will be credited with, a cash credit account as of the first business day of the calendar quarter following the quarter in which the election is made. The amount credited to the cash credit account will be determined by multiplying the number of shares of Common Stock to which the Participant's Common Stock credit account is then equivalent and as to which such election has been made by the Closing Price on the last business day of the calendar quarter in which the election is made. Any Common Stock credits attributable to dividends paid on Common Stock during the calendar quarter in which the election is made will be credited before making the conversion. Such election may be made by a Participant at any time prior to the end of the calendar year in which termination of employment occurs. An election by a Participant under this Section 10(d) will be irrevocable.

    (e) If the number of outstanding shares of Common Stock is increased as the result of any stock dividend, subdivision or reclassification of shares, the number of shares of Common Stock to which each Participant's Common Stock credit account is equivalent will be increased in proportion to the increase in the number of outstanding shares of Common Stock. If the number of outstanding shares of Common Stock is decreased as the result of any combination or reclassification of shares, the number of shares of Common Stock to which each Participant's Common Stock credit account is equivalent will be decreased in proportion to the decrease in the number of outstanding shares of Common Stock. In the event the Company is consolidated with or merged into any other corporation and holders of the Company's Common Stock receive common shares of the resulting or surviving corporation, each Participant's Common Stock credit account, in place of the shares then credited thereto, will be credited with a stock equivalent determined by multiplying the number of common shares of stock given in exchange for a share of Common Stock upon such consolidation or merger, by the number of shares of Common Stock to which the Participant's account is then equivalent. If in such a consolidation or merger, holders of the Company's Common Stock receive any consideration other than common shares of the resulting or surviving corporation, the Committee will determine the appropriate change in Participants' accounts. In the event of an extraordinary dividend, including any spin-off, the Committee will make appropriate adjustments to each Participant's Common Stock credit account.

    (f) If a Participant dies, whether before or after termination of employment, any cash credit account and Common Stock credit account to which he or she is entitled, including any award approved after the Participant's death as to which an election to defer was made and any remaining installment payments, will be distributed in cash, as soon as practicable, (unless the Committee otherwise provides) to the Participant's beneficiaries pursuant to
Section 14(l).

11. TAX WITHHOLDING

    The Participant's employer or Company will deduct any taxes required to be withheld by federal, state, local or foreign governments from payments and distributions under the Plan.

12. ADJUSTMENTS, AMENDMENTS OR TERMINATION

    (a) The Committee may make appropriate and equitable adjustments in the Financial Ratings, Personal Program Ratings and the number, terms and conditions of any Cash Awards and Notes if it determines that conditions warrant such adjustment. Such conditions may include, without limitation, changes in the economy, laws, regulations and generally accepted accounting principles, as well as corporate events such as a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, spin-off or other event. Any adjustment made by the Committee shall be final and binding upon the Companies and the Participants.

    (b) The Committee may amend, suspend or terminate the Plan at will and at any time, but it will not take any action that would materially adversely affect the rights of Participants with respect to outstanding Notes or deferral accounts.

13. CANCELLATION OF NOTES

    The Committee may cancel Notes if it obtains the consent of their holder or substitutes securities, debt or other obligations of equivalent value for the Notes. All rights of the Participant with respect to canceled Notes will terminate.

14. MISCELLANEOUS

    (a) Except as determined by the Committee, no person will have any right to receive an award.

    (b) The Committee has the power to interpret the Plan and, together with the officers of the Companies, has complete discretion in making determinations and taking action pursuant to the Plan. All interpretations, determinations and actions by the Committee will be final, conclusive and binding on all parties. Subject to the preceding sentence, the Chief Executive Officer of the Company will administer the Plan and will resolve all administrative questions and interpretations. The Committee and the Chief Executive Officer may delegate their authority to anyone. In such event, references in the Plan to the Committee or to the Chief Executive Officer will refer to their delegates when appropriate.

    (c) The Companies, their Boards of Directors, the Committee, the officers and the other employees of RJRN and its subsidiaries will not be liable for any action taken in good faith in interpreting and administering the Plan.

    (d) If the Committee determines that the listing, registration, or qualification of the Notes is required by any securities exchange or under any state or Federal law, or that the consent or approval of any governmental regulatory body is necessary or desirable for the issuance of the Notes, the Companies will not issue any Notes unless the listing, registration, qualification, consent or approval has been effected or obtained to the satisfaction of the Committee.

    (e) For purposes of the Plan, a Participant on leave of absence approved by a Company or a subsidiary of a Company will be considered an employee. Except as otherwise provided herein, a Participant on salary continuation under a plan or agreement of severance will not be considered an employee but will be deemed to be terminated on his or her last day of active employment. A Participant absent due to short-term disability on the last day of a year is deemed to be actively employed if such Participant was actively employed at any time during the year.

    (f) The Cash Awards and Notes and the interest, dividends and other expenses on deferred Awards will be charged to the Participant's Company. If the Participant is employed by more than one Company during the year, the Participant's Plan expenses may be allocated between the Companies in a manner prescribed by the Committee.

    (g) The Plan does not create or confer on any Participant any right to employment, and the employment of any Participant may be terminated by the Participant or the Participant's employer without regard to the effect that termination might have on the Participant with respect to the Plan.

    (h) Participants may not transfer, pledge or encumber any benefit under the Plan prior to its receipt in cash. Except as required by law, creditors may not attach or seize any such benefit.

    (i) The obligations of the Companies under the Plan are unsecured liabilities. No assets of the Companies are allocable to the satisfaction of Plan obligations.

    (j) The Plan will be governed by and subject to the laws of the State of Delaware.

    (k) In the event of a Change of Control: (i) all Notes issued to a Participant will vest if the Participant is terminated without Cause within two years of the Change of Control, and (ii) the Payment Value of the Notes will not be less than the Closing Price on the date of the Change of Control.

    (l) If a Participant dies, the Companies will make payments under this Plan to the beneficiary designated in writing by the Participant specifically for this Plan or, if there is no such designation or the named beneficiary is dead, to the beneficiary most recently designated by the Participant to receive the proceeds of any Company-paid group life insurance coverage provided for the Participant. Otherwise, the distribution will be made to default beneficiaries as provided under the Company-paid group life insurance plan. Only the Participant may change or revoke the Participant's designation.

    (m) The Company may supersede some or all of the terms of the Plan with respect to individual Participants pursuant to an employment, termination or similar agreement. In case of conflict, the agreement will control.

15. EFFECTIVE DATE

    The Plan is effective as of January 1, 1987 and has been amended and restated as of January 1, 1997.

                                   EXHIBIT A

                                  DEFINITIONS

    (a) Board of Directors. The Board of Directors of RJRN.

    (b) Cash Award. Annual cash payments made to Participants pursuant to the Plan.

    (c) Cause. Termination resulting from: (a) criminal conduct; (b) deliberate continual refusal to perform employment duties on a substantially full-time basis; (c) deliberate and continual refusal to act in accordance with any specific lawful instructions of a more senior officer or employee; or (d) deliberate misconduct which could be materially damaging to a Company's operations without a reasonable good faith belief that such conduct is in the best interests of the Company. A termination of employment shall not be deemed for Cause unless confirmed by the Chief Personnel Officer. Any voluntary termination in anticipation of an involuntary termination of employment for Cause shall be deemed a termination of employment for Cause.

    (d) Change of Control. As defined in the RJR Nabisco Holdings Corp. 1990 Long-Term Incentive Plan.

    (e) Chief Executive Officer. For employees of RJRN and the chief executive officers of the Operating Companies, the chief executive officer of RJRN. For the other employees of each Operating Company and its subsidiaries, the chief executive officer of the Operating Company primarily responsible for their performance.

    (f) Chief Personnel Officer. For employees of RJRN and the executive officers of the Operating Companies, the chief personnel officer of RJRN. For the other employees of each Operating Company and its subsidiaries, the chief personnel officer of the Operating Company primarily responsible for their performance.

    (g) CIP. The RJR Nabisco Capital Investment Plan, or comparable Company sponsored 401(k) plan in which U.S. paid employees participate, or any successor thereto.

    (h) Closing Price. The closing sale price of the Common Stock as shown on the New York Stock Exchange consolidated tape and reported in The Wall Street Journal.

    (i) Committee. The Compensation Committee of the Board of Directors.

    (j) Common Stock. The Common Stock of RJR Nabisco Holdings Corp.

    (k) Companies. RJRN and the Operating Companies.

    (l) Disability. Being totally and permanently disabled as currently defined in the Long Term Disability Plan of the Operating Company employing the participant.

    (m) Discount Note Program. The opportunity of Participants to acquire Notes in lieu of some or all of their Cash Award pursuant to Section 7(b).

    (n) Grant Date. January 1 of the year in which a Company issues Notes to a Participant.

    (o) Initial Value. The value of a Note at the start of its Performance
        Period.

    (p) Notes. Notes indexed to a Company's performance and issued by a Company to a Participant pursuant to an award under the Plan.

    (q) Operating Companies. R.J. Reynolds Tobacco Company and R.J. Reynolds International B.V.

    (r) Participant. For any year, an employee who is eligible for or who has deferred receipt of an award under the Plan. An eligible employee is a Participant only with respect to the Company for which he works most directly.

    (s) Payment Formula. The formula used to value a Note at the end of each year during the Performance Period for the Note.

    (t) Payment Value. The value of a Note at the end of a year in the Performance Period.

    (u) Performance Measures. The performance objectives for a Company used in Payment Formulas to determine Payment Values for the Company's Notes.

    (v) Performance Period. A period of three consecutive fiscal years commencing on January 1 of the year preceding the Grant Date.

    (w) Plan. RJR Nabisco, Inc. Annual Incentive Award Plan.

    (x) Retirement. Retirement with eligibility for retiree medical benefits.

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    (y) RJRN. RJR Nabisco, Inc.

    (z) SBC Program. A salary and benefits continuation or other program maintained by a Company for the purpose of providing severance-type benefits to employees whose employment is involuntarily terminated.


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